Exhibit 10.4

OSHKOSH B'GOSH, INC.
EXCESS BENEFIT PLAN

(As Amended and Restated as of January 1, 2002,
with Amendment effective as of January 1, 2003)

PREAMBLE

    OshKosh B'Gosh, Inc., a Delaware corporation (the "Company"), has heretofore maintained the OshKosh B'Gosh, Inc. Profit Sharing Plan (the "Profit Sharing Plan"), and the OshKosh B'Gosh Pension Plan (the "Pension Plan") as tax-qualified retirement plans for the benefit of its eligible employees and their beneficiaries; and
    the Company has heretofore established the Oshkosh B'Gosh, Inc. Excess Benefit Plan, effective as of January 1, 1983 (the "Excess Benefit Plan") to provide make whole benefits for participants in either or both of the Profit Sharing Plan or the Pension Plan which would have otherwise become payable thereunder but for Section 415 of the Internal Revenue Code which places certain limitations on the amount of annual additions to any participant's account(s) in the Profit Sharing Plan, on the amount of benefits receivable by any participant in the Pension Plan and on the total combined amount of both such annual additions and benefits receivable in the case of an individual who is a participant in both such Plans; and
    effective as of January 1, 1989, Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation which may be taken into account in the calculation of contributions to such Plans; and
    effective January 1, 1989, the Company established the Oshkosh B'Gosh Executive Non-Qualified Profit Sharing Plan (the "Non-Qualified Plan") to provide benefits to certain employees who were excluded from further participation in the Profit Sharing Plan in an amount equal to the benefits such excluded employees otherwise would have been entitled to under the Profit Sharing Plan; and
    effective as of January 1, 1991, "accrued" compensation is no longer included in the calculation of benefits under the Pension Plan, or the calculation of contributions to be credited under the Profit Sharing Plan or Non-Qualified Plan; and
    the Company wishes to maintain such levels of retirement benefits for its employees who are eligible to participate in the Profit Sharing Plan, the Pension Plan, or the Non-Qualified Plan as would otherwise become payable, but for the limitations under Sections 415 and 401(a)(17) of the Internal Revenue Code, by means of supplementary unfunded payments made by the Company under the Excess Benefit Plan as herein amended and restated; and
    the Company wishes to maintain such levels of retirement benefits for its employees who are eligible to participate in the Pension Plan or the Non-Qualified Plan as would otherwise become payable, but for the limitations related to "accrued" compensation by means of supplementary unfunded payments made by the Company under the Excess Benefit Plan as herein amended and restated; and
    the Company wishes to make the Excess Benefit Plan available to Affiliated Employers who become Participating Employers hereunder; and
    the Company wishes to amend and restate the Excess Benefit Plan effective as of January 1, 2002;
            the Company hereby amends and restates the Excess Benefit Plan as of January 1, 2002, upon the following terms and conditions:

  Definitions

    "Account" shall mean the bookkeeping reserve account for a Participant which shall be established by the Company or a Participating Employer under Article IV hereof solely as a device for determining the amount of supplementary profit sharing benefits under either the Profit Sharing Plan or Non-Qualified Plan which may become payable thereunder.
    "Actuarial Equivalent" shall have the same meaning as used in the Pension Plan.
    "Beneficiary" shall be any person or persons (including, but not limited to, a trust) designated by the Participant. Such designation shall be effected by filing written notification with the Company in the form prescribed by it and may be changed from time to time by similar action. If no Beneficiary is designated or if the designated Beneficiary fails to survive the Participant, the benefits shall be distributed to the Participant's estate.
    "Effective Date" means January 1, 1983.
    "IRS Limitations" means the limits on contributions or benefits imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code and any reduction in benefits under the Pension Plan or decrease in the amount credited under the Non-Qualified Plan (but not the Profit Sharing Plan) due to the exclusion of accrued compensation in 1991 including, but not limited to, bonuses under the Key Employee Incentive Bonus Plan.
    "U.S. Bank, N.A. Prime Rate" means the rate of interest adopted by the U.S. Bank, N.A., from time to time, as the base rate for interest rate determinations.
    "Non-Qualified Plan" means the Oshkosh B'Gosh, Inc. Executive Non-Qualified Profit Sharing Plan established January 1, 1989.
    "Normal Form of Benefit" shall have the same meaning as used in the Pension Plan.
    "Joint and Survivor Annuity" shall have the same meaning as used in the Pension Plan.
    "Participant" shall have the same meaning as used in the Profit Sharing Plan, the Pension Plan or the Non-Qualified Plan as the case may be.
    "Participating Employer" shall mean an Affiliated Employer, as that term is defined in the Profit Sharing Plan and the Pension Plan, authorized by the Company to participate in this Excess Benefit Plan, by extending the same to such Affiliated Employer's eligible employees.

  Purpose

  2.1 This Plan is intended to provide benefits to eligible persons in a manner so as to maintain the level of total retirement benefits which, but for the IRS Limitations, would otherwise have been payable under the Profit Sharing Plan, Pension Plan or Non-Qualified Plan. This Plan shall maintain such total retirement benefit levels by means of supplementary unfunded payments made by the Company and any Participating Employer to the individuals eligible for such payments, as set forth in Articles III and IV hereof.

  Supplementary Pension Benefits

    Any Participant or Beneficiary who qualifies for commencement of a benefit under the terms of the Pension Plan on or after the Effective Date and whose benefit pursuant thereto is less than what it otherwise would be because of the IRS Limitations shall be eligible to receive supplementary pension benefits hereunder.
    The amount of such supplementary pension benefits shall be an amount equal in value to the reduction in the benefits payable under the terms of the Pension Plan resulting from the application of IRS Limitations calculated as if payable in the Normal Form of Benefit.

    With respect to a Participant who has served in the employ of the Company and of a Participating Employer, the total supplementary pension benefit for such Participant shall be computed based on the Participant's aggregate years of service and aggregate compensation received from the Company and the Participating Employer. Once the total amount of such supplementary benefit has been determined, the obligation to pay it will be divided between the respective employers based on years of "Benefit Service" as defined in the Pension Plan rendered to each employer. Each employer shall be solely liable for its own portion of the obligation, but shall have no liability for the portion of the supplementary benefit payable by the other employer.

    Payment of such supplementary pension benefits shall be accomplished by unfunded payments directly from the Company or Participating Employer to the Participant or the Beneficiary (as the case may be) in one of the forms determined by the Company, in its sole discretion, as follows:
      in the Normal Form of Benefit if the Participant is not married on the later of the date such Participant first receives a benefit from the Pension Plan or the date of the Participant's termination of service with the Company and all Affiliated Employers, or as a Joint and Survivor Annuity if such Participant is married on such date or if such Participant is married and dies while in the employ of the Company or an Affiliated Employer under circumstances such that such Participant's spouse is his Beneficiary and such spouse becomes entitled to a benefit under the terms of the Pension Plan because of such Participant's death, or in a single lump sum of Actuarial Equivalent value, but only if Termination of Employment is due to retirement, death, or disability (but under circumstances where small amount lump sums are the automatic form of distribution from the Pension Plan or would be if the supplementary pension benefit were the only benefit considered, such small amount lump sum payments may also be made hereunder, even if the Participant or Beneficiary has not yet qualified for commencement of a benefit under the terms of the Pension Plan), or a term certain annuity for 120 months, or 180 months.

  All forms of payment of supplementary pension benefits under this Plan shall be Actuarial Equivalents in value.

  Supplementary Profit Sharing Benefits

    Any Participant or Beneficiary who qualifies for commencement of a benefit under the terms of the Profit Sharing Plan or Non-Qualified Plan on or after the Effective date whose benefit pursuant thereto is less than what it otherwise would be because of the IRS Limitations shall be eligible to receive supplementary profit sharing benefits hereunder.
    The amount of such supplementary profit sharing benefits shall be an amount equal to the difference between the aggregate amount of employer contributions and forfeitures which would have been allocated to the Participant's account in the Profit Sharing Plan or to the employer's bookkeeping account for purposes of the Non-Qualified Plan if the IRS Limitations had been disregarded. The amount of such difference for a Participant shall be determined annually and shall be credited to his Account as of the end of the fiscal year quarter during which the amount of such difference can first be determined. The amount so credited to such Participant's Account shall be further credited as of the end of each succeeding quarter with an amount equal to interest at the average U.S. Bank, N.A. Prime Rate in effect during such quarter (an "Interest Equivalent Credit") and all amounts standing to the credit of the Participant's Account as of the end of each fiscal year quarter including any prior Interest Equivalent Credits, shall receive an Interest Equivalent Credit.

    4.2A Adjustments to Bookkeeping Accounts From and After January 1, 2003. Notwithstanding any other provisions of this Plan, Interest Equivalent Credits shall no longer be credited after December 31, 2002. Instead, all amounts then standing to the credit of the Participant's Account (after the application of the December 31, 2002 Interest Equivalent Credit) and all future credits made to such Accounts shall be adjusted from and after January 1, 2003 to reflect the additions or subtractions that would have resulted from the investment directions given by each Participant under this Plan or in the absence of any such directions, the additions or subtractions that would have resulted from the default investment directions specified by the Company. From and after January 1, 2003, each Participant shall have the right to give investment directions for his or her Account from among the same investment options that are available from time to time under the Company's tax-qualified plan resulting from the merger of the Profit Sharing Plan and the Company's 401(k) Plan, in accordance with such rules as the Company may establish. Each Participant shall be solely responsible for his or her investment directions and the Company shall have no responsibility or liability therefor. Any Account balances remaining unpaid after the Participant's death may be subject to investment direction by the Beneficiary in the same manner as the Participant could have directed, subject to such rules as the Company may establish. Any reference to 'Interest Equivalent Credits' from and after January 1, 2003 shall mean and refer to the additions and subtractions arising from the application of this Section 4.2A.

    With respect to a Participant who has served in the employ of the Company and of a Participating Employer, separate bookkeeping Accounts will be maintained by each employer to reflect the bookkeeping accruals attributable to the service of the Participant with each employer. Supplementary profit sharing benefits accrued by a Participant while in the employ of the Company will be the sole obligation of the Company, and supplementary profit sharing benefits accrued by such Participant while in the employ of a Participating Employer will be the sole obligation of the Participating Employer. Neither employer shall have any liability for the portion of supplementary profit sharing benefits accrued by the Participant while in the employ of the other employer.
    Payment of such supplementary profit sharing benefits shall be accomplished by unfunded payments directly from the Company or Participating Employer to the Participant or the Beneficiary (as the case may be) in one of the following methods:
      in annual installments to commence on about March 15th of the year following the year in which the Participant's service with the Company and all Affiliated Employers terminates, with one-tenth of the balance in his Account becoming then payable and with the remaining installments being paid on each anniversary thereof according to the following schedule:

Anniversary of First Payment Date	Portions of Participant's Account To Be Paid
1st	1/9
2nd	1/8
3rd	1/7
4th	1/6
5th	1/5
6th	1/4
7th	1/3
8th	1/2
9th	Remainder

      Interest Equivalent Credits shall continue to be applied on the balance in the Participant's Account in accordance with Sections 4.2 and 4.2A until final payment thereof has been made.

      in any other payment plan approved by the Company in its sole discretion.

    It shall be the obligation of any Participant under this Section 4.3 hereof to keep the Company and any Participating Employer advised of his current address and neither employer shall have any obligation to commence payout of such Participant's Account unless and until it shall have received the written request therefor specifying his current address. Any benefits under this Article IV shall be distributed in accordance with Section 4.4 upon the Participant's death while in the Company's or the Participating Employer's employ or upon his death after termination of employment with the Company or a Participating Employer. If payments have already commenced at the time of the Participant's death, they shall continue in accordance with the method of payment then in effect under Section 4.4, subject to the Company's continuing right in its sole discretion to approve of another payment plan under Section 4.4(b).

    Notwithstanding the foregoing or any other provision of this Plan, the bookkeeping account of any Participant that is valued at $5,000 or less as of December 31, 2002 and which arises solely because of the exclusion of accrued compensation in 1991 as described in Section 1.5 shall be distributed as soon as possible to such Participant in a single lump sum payment.

  Amendment or Termination

    The Board of Directors of the Company reserves the right to amend, terminate or discontinue this Plan at any time; provided, however, no such action shall reduce or eliminate any supplementary pension benefits under Article III hereof or supplementary profit sharing benefits under Article IV hereof which are in pay status or which have accrued hereunder prior to the date of such action and which also would otherwise ultimately have become payable hereunder.
    It is recognized and acknowledged that as cost of living adjustments are made from time to time in the IRS Limitations under the provisions of the Internal Revenue Code, accruals of what otherwise would have been needed supplementary pension benefits under Article III hereof may be eliminated in whole or in part because the same can be provided under the terms of the Pension Plan, but that under present law, future cost of living changes in those parts of the IRS Limitations dealing with the Profit Sharing Plan will not eliminate or reduce the need for any otherwise required accruals of supplementary profit sharing benefits under Article IV hereof. No Participant or Beneficiary shall ever be entitled to any benefit payments whatsoever under this Plan unless and until such Participant or Beneficiary first qualifies for a benefit under the Pension Plan (as required by Section 3.1 hereof), under the Profit Sharing Plan (as required by Section 4.1 hereof) or under the Non-Qualified Plan (as required by Section 4.1 hereof).

  Miscellaneous

    Any amount payable to a Participant or Beneficiary hereunder shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payment, whether present or thereafter payable, shall not be recognized by the Company or a Participating Employer. Any payment due hereunder shall not in any manner be subject to the debts or liabilities of the Participant or Beneficiary. If the Participant or Beneficiary shall attempt to alienate, sell, transfer, assign, pledge or otherwise encumber his or her payments under this Plan or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by him or her, then the Company, in its sole discretion, may terminate his or her interest in any such benefit, and hold or apply it to or for the benefit of the Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner as the Company may deem proper.
    Every person receiving or claiming payments under this Plan shall be conclusively presumed to be mentally competent until the date on which the Company or a Participating Employer receives a written notice, in form and manner acceptable to it, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under the Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any such payment so made shall be a complete discharge of any liability therefor.
    Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to the Participant any right to be retained in the service of the Company or any Participating Employer, limiting in any way the right of the Company or any Participating Employer to terminate the Participant's employment at any time, evidencing any agreement or understanding, express or implied, that the Company or any Participating Employer will employ the Participant in any particular position or at any particular rate of compensation and/or guaranteeing the Participant any right to receive a salary increase in any fiscal year, such increase being granted only at the sole discretion of the Board of Directors of the Company or a Participating Employer.
    All payments hereunder shall be paid in cash from the general funds of the Company and all Participating Employers and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. A Participant or Beneficiary shall have no right or title or interest whatever in or to any investments which the Company or any Participating Employer may make to aid it in meeting its obligations hereunder. Nothing in this Plan and no action taken pursuant hereto shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company or any Participating Employer, and any Participant or Beneficiary. To the extent that any person acquires a right to receive payments from the Company or any Participating Employer under this Plan, such right shall be no greater than the right of an unsecured creditor.
    To the extent not pre-empted by the laws of the United States, this document shall be construed, administered and governed under and by the internal laws of the State of Wisconsin.
    Neither the Company, the Participating Employers, nor any officer or director of the Company, any Participating Employer or any other person shall be liable for any act or failure to act hereunder, except for gross negligence or fraud.
    Any benefits payable under the Pension Plan and the Profit Sharing Plan shall be paid solely in accordance with the terms of such Plans and nothing in this document shall operate or be construed in any way to modify, amend or affect the terms of such Plans.
    The claims procedure provided in the Profit Sharing Plan shall apply in full to this Excess Benefits Plan.